Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

January 17, 2013

DCNG iPath® Seasonal Natural Gas ETN iPath Exchange Traded Notes Note Description The iPath® Pure Beta Seasonal Natural Gas ETN is designed to provide investors with exposure to the Barclays Natural Gas Seasonal Total Return. Index Description The Barclays Natural Gas Seasonal Total Return Index (the “Index”) reflects the returns that are potentially available by maintaining an unleveraged investment in a rolling position in Henry Hub Natural Gas futures contracts plus the rate of interest that could be earned on cash collateral invested in specified Treasury Bills. The Index is comprised of a single exchange traded futures contract, except during the roll period when the Index may be comprised of two futures contracts. The Index is composed of a single contract that expires in December and rolls annually. In October of each year the Index closes out its position in the current year’s December contract and rolls into a Natural Gas futures contract expiring in December of the next calendar year. Note Details Ticker DCNG Intraday Indicative Value Ticker DCNG.IV CUSIP 06740P239 ISIN US06740P2395 Primary exchange NYSE Arca Yearly fee1 0.75% Futures execution cost 0.10% Inception date 4/20/2011 Maturity date 4/18/2041 Issuer Barclays Bank PLC Callable ETN Yes Index Details Index name Barclays Natural Gas Seasonal TR Composition Futures on natural gas Number of components 1 Bloomberg Index ticker BCC2NGST Inception date 2/28/2008 Base value and date 100 as of 12/31/1998 Index sponsor Barclays Cumulative Index Return2 10% -10% -30% -50% -70% Apr 11 Jun 11 Aug 11 Oct 11 Dec 11 Feb 12 Apr 12 Jun 12 Aug 12 Barclays Natural Gas Seasonal TR Source: Barclays (based on daily returns 04/11-9/12 since Note inception date). 2 Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com. Index Composition NATURAL GAS 100.00% Source: Barclays, as of 9/30/2012. Index composition is subject to change. 1 The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the closing value of the index on the inception date of the securities. Page 1 of 3 BARCLAYS

DCNG Annualized Performance, Standard Deviation And Correlation History 6-month 1-Year 3-Year 5-Year 10-Year Standard Index Return % Return % Return % Return % Return % Deviation % Correlations4 Annualized Annualized Annualized Annualized Annualized3 Barclays Natural Gas Seasonal TR 13.70 -23.70 -30.73 n/a n/a 20.23 1.00 S&P 500® 3.43 30.20 13.20 1.05 8.01 15.58 0.04 MSCI EAFE Index -0.70 13.75 2.12 -5.24 8.20 19.60 0.08 MSCI Emerging Markets IndexSM -1.84 16.93 5.63 -1.28 17.00 21.84 0.14 Barclays U.S. Aggregate Bond Index 3.68 5.16 6.19 6.53 5.32 2.70 -0.08 Dow Jones-UBS Commodity Index Total ReturnSM 4.70 5.99 5.26 -3.03 5.20 17.86 0.32 Source: BlackRock, Barclays, S&P Dow Jones Indices, LLC, MSCI and Dow Jones Opco LLC, as of 9/30/2012. Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com. 3 Standard deviation is a measure of variability from the expected value. Standard Deviation % Annualized is based on monthly returns for 9/9-9/12, and describes how the annual returns in a given annual period are likely to differ from average annualized returns. Because the Standard Deviation % Annualized is based on historical data, it may not predict variability in annualized performance of the ETNs in the future. Source: BlackRock, Barclays 4 Correlations based on monthly returns for 9/9-9/12. Correlation is the term used to describe the statistical relationship between two or more quantities or variables. Perfectly correlated assets will have a correlation coefficient of one, while the correlation coefficient will be zero when returns on two assets are completely independent. Source: BlackRock, Barclays Selected Risk Considerations An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. Issuer Redemption: If specified in the applicable prospectus, Barclays Bank PLC will have the right to redeem or “call” a series of ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity. The Index Contains a Futures Contract that Rolls on an Annual Basis: This index maintains its position in Natural Gas futures by rolling into a new Natural Gas contract with a December expiration on an annual basis. Accordingly, ETNs linked to this index are less exposed to short-term factors and if there are short-term gains in the price of Natural Gas or Natural Gas futures, the index and the value of such ETNs may not benefit from such developments. Market and Volatility Risk: The prices of physical commodities, including the commodities underlying the index components, can fluctuate widely due to I0912 supply and demand disruptions in major producing or consuming regions. Additionally, the market value of the ETNs may be influenced by many - DCNG unpredictable factors including changes in supply and demand relationships, governmental policies and economic events. - iP Page 2 of 3

DCNG Benefits Risks May provide portfolio diversification and completion* No principal protection Ability to execute tactical views Credit risk of the issuer Interest Rate Management Concentration of index exposure Hedging Tool Minimum redemption value directly with issuer Exchange listed Market risk Daily redemption capabilities directly to issuer Yearly fee and applicable costs No tracking error to their specified underlying index** * Diversification does not protect against market risk. ** Excluding fees and applicable costs and applies only to the indicative value, not necessarily to the secondary market price. Tracking error refers to the under/over performance differential of an ETN versus its underlying index over a given time period, after accounting for the ETN’s fees and costs. One cannot invest directly in an index. Concentration Risk: Because the ETNs are linked to an index composed of futures contracts on a single commodity or in only one commodity sector, the ETNs are less diversified than other funds. The ETNs can therefore experience greater volatility than other funds or investments. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 50,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Investments, LLC, assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. Each of the Barclays commodities indices referenced herein is a trademark of Barclays Bank PLC. I0912 © 2012 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, - DCNG servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0628-1212 - iP Not FDIC Insured - No Bank Gaurantee - May Lose Value 1-877-764-7284 www.ipathetn.com Page 3 of 3